Exhibit 10.1

AMENDMENT NUMBER 1 TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NUMBER 1 TO SECURITIES PURCHASE AGREEMENT, dated as of August 13, 2010 (this “Amendment”), is entered into by and among China Packaging Group, Inc., a Nevada corporation (collectively with its predecessors, the “Company”), the Investors and Nengbin Fang. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement (as defined below).

BACKGROUND

The Company and the Investors are parties to that certain Securities Purchase Agreement, dated as of April 29, 2010 (the “Securities Purchase Agreement”). Following the closing of the transactions contemplated by the Securities Purchase Agreement, the Investors and the Company identified a mutual mistake relating to Section 4.15 of the Securities Purchase Agreement. Section 4.15 is a negative claw back provision that, as drafted, requires the Company to issue additional shares to the Investors upon the occurrence of a specified trigger event. The mutual mistake of the Company and the Investors is that both parties intended that the Company’s Chairman, Nengbin Fang, transfer shares of his that are already outstanding to the Investors on a pro rata basis if the triggering event occurs instead of requiring the Company to issue shares to the Investors in such event. The parties desire to modify the Securities Purchase Agreement to correct this mutual mistake.

Section 6.4 of the Securities Purchase Agreement provides that no provisions of the Securities Purchase Agreement may be waived or amended except in a written instrument signed by the Company and the Requisite Holders. This Amendment constitutes a written agreement signed by the necessary parties in order to effectuate the amendments to the Securities Purchase Agreement specified below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1. Section 4.15 is amended in its entirety to read as follows:

4.15 Negative Claw Back.

(a) If in connection with any financing transactions in which the Company sells Common Stock or Common Stock Equivalents, including, without limitation the Next Underwritten Public Offering (an “Equity Financing”), the gross sales price per share of common stock (or Common Stock Equivalent) sold in the Equity Financing (the “Financing Price Per Share”) is less than $6.86 (as appropriately adjusted for any stock split, stock combination, recapitalization or similar transaction) (the “Trigger Price”), then the founder and Chairman of the Company, Nengbin Fang (“Mr. Fang”), shall be obligated to transfer to the Investors on a pro rata basis, for no additional consideration, that number of shares of Common Stock as is equal to

$5,000,000/(Financing Price Per Share/2) – (1,456,311 + any shares already issued to the Investors prior to the current Equity Financing pursuant to this Section 4.15)

The following hypothetical calculation is prepared as an illustration of this formula:

On the date hereof, the Investors own 1,456,311 Shares in the aggregate. Assume that the Company completes an Equity Financing at a price of $6.00. Assume that no adjustment to the Trigger Price was required as a result of a stock split, stock combination, recapitalization or similar transaction. Based upon the foregoing assumptions, the Financing Price Per Share would be $6.00 and the number of additional shares the Investors, in the aggregate, would be entitled to under this Section 4.15 is calculated as follows:

Applicable Formula

$5,000,000/(Financing Price Per Share/2) – 1,456,311

Calculation Based Upon Hypothetical Example

$5,000,000/($6.00/2) – 1,456,311 = 210,355.67

Therefore, based upon the foregoing hypothetical example, Mr. Fang would transfer 210,355.67 of his shares to the Investors in the aggregate. The shares would be transferred to the investors on a pro rata basis based on their respective Investment Amounts.

(b) If the Financing Price Per Share is less than the Trigger Price, then on or before the second Business Day following the Equity Financing, the Company shall give to the Investors a notice (the “Financing Notice”), setting forth the Financing Price Per Share, a statement as to the adjustment to be made pursuant to this Section 4.15 and the number of shares of Common Stock to be delivered to the Investors by Mr, Fang. Mr. Fang shall deliver to the Investors a certificate evidencing the appropriate number of shares of Common Stock deliverable to the Investors as a result of this Section 4.15 within five Business Days following the Equity Financing.

(c) The rights of the Investors under this Section 4.15 shall automatically terminate upon the occurrence of the Closing of the Company's next underwritten public offering with gross proceeds to the Company greater than $30 million.

Section 2. Mr. Fang agrees that promptly following the execution and delivery of this Amendment he will enter into an escrow agreement with the Investors and an escrow agent that is mutually agreeable to Mr. Fang and the Investors. Pursuant to such escrow agreement, Mr. Fang shall deposit the maximum number of shares of the Company's common stock deliverable to the Investors pursuant to Section 4.15 for the duration of the covenant contained in Section 4.15.

Section 3. Except as amended hereby, the Securities Purchase Agreement shall remain in full force and effect.

Section 4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

CHINA PACKAGING GROUP, INC.

By:/s/ Daliang Teng
Name: Daliang Teng
Title: Chief Executive Officer

REQUISITE HOLDERS:

ENVISION CAPITAL PARTNERS, L.P.

By:/s/ Gang Wang
Name: Gang Wang
Title: Managing Partner

NENGBIN FANG
(For purposes of this Amendment and Section 4.15 of the Securities Purchase Agreement only)

/s/ Nengbin Fang

Signature Page to the Amendment to Securities Purchase Agreement